Exhibit 99.1

KFORCE REPORTS FIRST QUARTER 2026 REVENUE OF $330.4 MILLION; RETURNS TO YEAR-OVER-YEAR GROWTH
SECOND QUARTER GUIDANCE SUGGESTS ACCELERATING YEAR-OVER-YEAR REVENUE GROWTH
EPS OF $0.46 IN THE FIRST QUARTER EXCEEDED THE HIGH END OF GUIDANCE
GROSS PROFIT MARGINS IN THE FIRST QUARTER IMPROVED 60 BASIS POINTS YEAR-OVER-YEAR
TAMPA, FL, April 27, 2026 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the first quarter of 2026.
Joseph J. Liberatore, President and Chief Executive Officer, said, "We are extremely pleased to have successfully driven results in the first quarter that again exceeded our expectations from both a revenue and profitability perspective. The momentum that we carried into the beginning of the year has continued to increase, resulting in year-over-year revenue growth for the first time in several years. We are encouraged that our revenue trajectory has continued to improve in the first month of the second quarter, which we expect will lead to year-over-year growth in the second quarter of 2026 in the mid-single digits. I could not be prouder of the tenacity of our people or more appreciative of the trust that our world class clients are increasingly placing in Kforce to drive more meaningful and valuable engagements with them. Our go-to-market approach, which was born out of our integrated strategy efforts, appears to be paying dividends. Our people continue to operate more fully as One Kforce leveraging the Firm’s capabilities across all service offerings."
Quarterly Financial Highlights
•Revenue for the quarter ended March 31, 2026 was $330.4 million, an increase of 0.1% year over year.
•Technology Flex revenue increased 0.2% year over year. FA Flex revenue increased 5.7% year over year.
•Gross profit margin of 27.3% increased 10 basis points sequentially and 60 basis points year over year primarily driven by an increase in Flex gross profit margins.
•Flex gross profit margin of 25.9% increased 10 basis points sequentially and 90 basis points year over year. The year-over-year increase in Flex gross profit margins is due to a 70 basis point spread improvement and 20 basis points from lower healthcare costs.
•SG&A expenses as a percentage of revenue was 23.2% for the quarter ended March 31, 2026, which increased 40 basis points year over year primarily as a result of higher performance-based compensation due to improved financial performance.
•Operating margin was 3.6% for the quarter ended March 31, 2026, which increased 10 basis points year over year.
•Diluted earnings per share for the quarter ended March 31, 2026 was $0.46, an increase of 2.2% year over year.
•We returned $18.6 million in capital to our shareholders in the form of continued open market share repurchases and quarterly dividends during the first quarter of 2026.
•Our Board of Directors approved a second quarter cash dividend of $0.40 per share to shareholders of record as of the close of business on June 12, 2026, which will be payable on June 26, 2026.

Second Quarter 2026 - Guidance
Looking forward to the second quarter of 2026, there will be 64 billing days, compared to 63 billing days in the first quarter of 2026 and 64 billing days in the second quarter of 2025. Current estimates for the second quarter of 2026 are:
•Revenue of $344 million to $352 million
•Earnings per share of $0.67 to $0.75
•Gross profit margins of 27.7% to 27.9%
•Flex gross profit margins of 26.4% to 26.6%
•SG&A expenses as a percent of revenue of 22.1% to 22.3%
•Operating margin of 5.0% to 5.4%
•WASO of 16.9 million
•Effective tax rate of 31.0%
Conference Call
On Monday, April 27, 2026, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (800) 715-9871 and the conference passcode is "Kforce." The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
About Kforce Inc.
Kforce Inc. (the “Firm”) is a solutions firm specializing in technology, finance and accounting, and other professional staffing services. Our KNOWLEDGEforce® empowers industry-leading companies to achieve their digital transformation goals. We curate teams of technical experts who deliver solutions custom-tailored to each client’s needs. These scalable, flexible outcomes are shaped by deep market knowledge, thought leadership and our multi-industry expertise.
Our integrated approach is rooted in 60 years of proven success deploying highly skilled professionals on a temporary and direct-hire basis. Each year, approximately 17,000 talented experts work with Fortune 500 and other leading companies. Together, we deliver Great Results Through Strategic Partnership and Knowledge Sharing®.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding our expectations for year-over-year growth in the second quarter of 2026, and the Firm's guidance for the second quarter of 2026. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: general business conditions; global trade policy, federal administration actions, government shutdowns, other geopolitical events and their potential impacts on our operations and the broader economy; growth rates in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand, including those resulting from the growth of artificial intelligence (AI); changes in demand, or our ability to adapt to such changes; a constraint in the supply of consultants and candidates, or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares and issue dividends; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with or respond to government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments, contracts, or funding under contracts; ability to comply with our obligations in a remote work environment, including consultants engaging in unauthorized or fraudulent activity; continued performance, security of, and improvements to, our enterprise information systems; and impacts of actual or potential litigation, or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2025, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan”, "appear" and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Revenue	$330,364	$332,018	$330,028
Direct costs	240,296	241,810	241,768
Gross profit	90,068	90,208	88,260
Selling, general and administrative expenses	76,758	80,329	75,165
Depreciation and amortization	1,304	1,323	1,464
Income from operations	12,006	8,556	11,631
Other expense, net	652	780	565
Income before income taxes	11,354	7,776	11,066
Income tax expense	3,429	2,613	2,921
Net income	$7,925	$5,163	$8,145

Earnings per share – diluted	$0.46	$0.30	$0.45

Weighted average shares outstanding – diluted	17,197	17,409	18,241
Adjusted EBITDA	$16,897	$16,748	$16,751

Billing days	63	62	63

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,338	$2,142
Trade receivables, net of allowances	207,275	190,461
Prepaid expenses and other current assets	8,792	9,669
Total current assets	217,405	202,272
Fixed assets, net	5,530	6,023
Other assets, net	134,171	129,267
Deferred tax assets, net	2,624	3,036
Goodwill	25,040	25,040
Total assets	$384,770	$365,638
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$69,215	$67,609
Accrued payroll costs	46,948	42,328
Current portion of operating lease liabilities	3,414	3,342
Income taxes payable	1,988	451
Total current liabilities	121,565	113,730
Long-term debt – credit facility	91,500	66,400
Other long-term liabilities	54,350	60,905
Total liabilities	267,415	241,035
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	743	742
Additional paid-in capital	562,323	558,297
Retained earnings	552,828	552,180
Treasury stock, at cost	(998,539)	(986,616)
Total stockholders’ equity	117,355	124,603
Total liabilities and stockholders’ equity	$384,770	$365,638

Kforce Inc.
Key Statistics
(Unaudited)

	Q1 2026	Q4 2025	Q1 2025
Total Firm
Total Revenue (000’s)	$330,364	$332,018	$330,028
GP %	27.3%	27.2%	26.7%
Flex revenue (000’s)	$324,228	$326,093	$322,570
Hours (000's)	3,772	3,810	3,726
Flex GP %	25.9%	25.8%	25.0%
Direct Hire revenue (000’s)	$6,136	$5,925	$7,458
Placements	276	252	342
Average fee	$22,270	$23,529	$21,830
Billing days	63	62	63
Technology
Total Revenue (000’s)	$305,963	$306,315	$306,284
GP %	26.5%	26.3%	25.9%
Flex revenue (000’s)	$302,955	$303,566	$302,435
Hours (000’s)	3,365	3,383	3,337
Flex GP %	25.7%	25.7%	24.9%
Direct Hire revenue (000’s)	$3,008	$2,749	$3,849
Placements	139	123	172
Average fee	$21,659	$22,339	$22,324
Finance and Accounting
Total Revenue (000’s)	$24,401	$25,703	$23,744
GP %	37.1%	37.2%	38.2%
Flex revenue (000’s)	$21,273	$22,527	$20,135
Hours (000’s)	407	427	389
Flex GP %	27.9%	28.3%	27.2%
Direct Hire revenue (000’s)	$3,128	$3,176	$3,609
Placements	137	129	170
Average fee	$22,891	$24,667	$21,327

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (GAAP)
	2026	2025
	Q1	Q4	Q3	Q2	Q1
Technology Flex	(0.2)%	(0.2)%	(1.2)%	1.8%	(3.7)%
FA Flex	(5.6)%	2.4%	6.9%	2.1%	(12.8)%
Total Flex revenue	(0.6)%	(0.1)%	(0.7)%	1.8%	(4.3)%
	Sequential Growth Rates (Non-GAAP)
	2026	2025
	Q1	Q4	Q3	Q2	Q1
Billing Days	63	62	64	64	63
Technology Flex	(1.8)%	3.0%	(1.2)%	0.2%	(5.2)%
FA Flex	(7.1)%	5.7%	6.9%	0.5%	(14.2)%
Total Flex revenue	(2.2)%	3.2%	(0.7)%	0.2%	(5.8)%

	Year-Over-Year Growth Rates (GAAP)
	2026	2025
	Q1	Q4	Q3	Q2	Q1
Technology Flex	0.2%	(3.3)%	(5.5)%	(5.0)%	(5.0)%
FA Flex	5.7%	(2.4)%	(7.3)%	(16.8)%	(23.2)%
Total Flex revenue	0.5%	(3.3)%	(5.7)%	(5.8)%	(6.4)%
	Year-Over-Year Growth Rates (Non-GAAP)
	2026	2025
	Q1	Q4	Q3	Q2	Q1
Billing Days	63	62	64	64	63
Technology Flex	0.2%	(3.3)%	(5.5)%	(5.0)%	(3.5)%
FA Flex	5.7%	(2.4)%	(7.3)%	(16.8)%	(22.0)%
Total Flex revenue	0.5%	(3.3)%	(5.7)%	(5.8)%	(4.9)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to, but not a replacement of, our unaudited condensed consolidated statements of cash flows.
The following table presents Free Cash Flow:

	Three Months Ended March 31,
(in thousands)	2026	2025
Net cash used by operating activities	$(4,055)	$249
Capital expenditures	(3,345)	(4,149)
Free cash flow	(7,400)	(3,900)
Change in debt	25,100	32,800
Repurchases of common stock	(11,683)	(21,066)
Cash dividends	(6,821)	(7,051)
Premiums paid for company-owned life insurance	—	(686)
Other	—	(2)
Change in cash and cash equivalents	$(804)	$95
Adjusted EBITDA
“Adjusted EBITDA,” a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization; stock-based compensation expense; interest expense, net income tax expense; organizational realignment activities; and certain other items. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations, and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the unaudited condensed consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation expense in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

The following table presents Adjusted EBITDA and includes a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$7,925	$5,163	$8,145
Depreciation and amortization	1,304	1,323	1,464
Stock-based compensation expense	3,590	3,434	3,656
Interest expense, net	649	782	565
Income tax expense	3,429	2,613	2,921
Organizational realignment activities	—	1,200	—
Other (1)	—	2,233	—
Adjusted EBITDA	$16,897	$16,748	$16,751
(1) Other includes non-recurring expenses to further streamline our operating costs, including the write-off of previously capitalized software.